                                                                   EXHIBIT 10.16

LYONDELL CHEMICAL COMPANY
______________________

EXECUTIVE SEVERANCE PAY PLAN


EFFECTIVE OCTOBER 5, 2000

                           LYONDELL CHEMICAL COMPANY
                          EXECUTIVE SEVERANCE PAY PLAN
              (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 5, 2000)


     1. PURPOSE. This Lyondell Chemical Company Executive Severance Pay Plan (the "Plan") is intended to assure Lyondell Chemical Company (the "Company") that it will have the continued dedication of specified executives by eliminating the distractions of personal uncertainties associated with potential transactions that the Company may undertake in the future by providing for the payment to such executives of certain severance benefits upon a termination within a specified period following a Change in Control, as defined below.

     2. DEFINITIONS. As used herein, the terms set forth below shall have the following respective meanings:

         "APPLICABLE ANNUAL EARNINGS" means the sum of a Participant's annual base salary in effect on the last day of employment with the Employer (or if greater, annual base salary in effect on the date of the Change in Control) and the Participant's Target Award (whether or not paid) for personal services on behalf of the Employer. The "Target Award" shall be the actual bonus compensation target for the calendar year during which the Change of Control occurs, or if none has been established, the bonus compensation target for the immediately preceding calendar year. Applicable Annual Earnings shall include the Participant's current annual base salary and Target Award whether or not paid on a deferred basis, including without limitation, amounts contributed by or on behalf of the Participant under any Employer-sponsored plan, such as (i) a plan described in section 125 or 401(k) of the Internal Revenue Code of 1986, as amended, or (ii) the Company's Executive Deferral Plan. Notwithstanding the preceding provisions of this paragraph, for purposes of this Plan, the definition of Applicable Annual Earnings does not include any income attributable to stock options, stock appreciation rights, performance awards other than awards under an executive bonus plan described above, dividend credits, and restricted stock granted under, and dividends on shares acquired pursuant to, any stock option plan, restricted stock plan or performance unit plan.

         "BOARD" means the Board of Directors of the Company.

         "CHANGE IN CONTROL" shall be deemed to have occurred as of the date that one or more of the following occurs:

         (i) Individuals who, as of February 1, 1999, constitute the entire Board ("Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board;

         (ii) The stockholders of the Company shall approve (A) any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an "Acquisition Transaction") where (1) the shareholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate eighty percent (80%) or more of (a) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the "Surviving Entity") (or of its ultimate parent corporation or other entity, if any), and (b) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity (or of its ultimate parent corporation or other entity, if any) or (2) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity (or of its ultimate parent corporation or other entity, if any), or (B) any plan or proposal for the liquidation or dissolution of the Company; or

         (iii) Any Person shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing in the aggregate more than twenty percent (20%) of either (A) the then outstanding shares of common stock of the Company ("Common Shares") or (B) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (iii):

         (1) Solely as a result of an acquisition of securities by the Company which, by reducing the number of Common Shares or other Voting Securities outstanding, increases (a) the proportionate number of Common Shares beneficially owned by any Person to more than twenty percent (20%) of the Common Shares then outstanding, or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than twenty percent (20%) of the Combined Voting Power of all then outstanding Voting Securities; or

         (2) Solely as a result of an acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company, provided, further, that if any Person referred to in paragraph (1) or (2) of this Subsection (iii) shall thereafter become the beneficial owner of any additional Common Shares or other Voting Securities of the Company (other than pursuant to a stock split, stock dividend or similar transaction), then a Change in Control shall be deemed to have occurred for purposes of this Subsection (iii).

         (iv) For purposes of this definition of Change in Control:

         (1) "Combined Voting Power" shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity.

         (2) "Person" shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company LYONDELL-CITGO Refining LP ("LCR") or Equistar Chemicals, LP ("Equistar"), any of their subsidiaries, any employee benefit plan of the Company, LCR or Equistar or any of their majority-owned subsidiaries or any entity organized, appointed or established by the Company, LCR, Equistar or such subsidiaries for or pursuant to the terms of any such plan.

         (3) "Voting Securities" shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of such corporation or other entity.

         "CAUSE" means: (i) the continued and willful refusal by a Participant to substantially perform his duties (other than a willful refusal to perform a duty which constitutes Constructive Termination for Good Reason or refusal resulting from the Participant's incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Governing Body which demand specifically identifies the manner in which the Governing Body has determined that the Participant has not substantially performed his duties, and the Participant's performance is not cured to the Governing Body's reasonable satisfaction within thirty (30) days from such demand; (ii) the engagement by a Participant in willful misconduct or dishonesty that is materially injurious to the Employer, monetarily or otherwise; or (iii) a Participant's final conviction of a felony. Notwithstanding the foregoing, an Employer shall not be deemed to have terminated a Participant for Cause without (i) reasonable written notice to a Participant setting forth the reasons for the Employer's intention to terminate the Participant for Cause and (ii) an opportunity for the Participant, together with his counsel, to be heard before the Governing Body. Notwithstanding any contrary provision of this Plan, it is specifically agreed that Cause shall not include any act or omission by a Participant in the good faith exercise of the Participant's business judgment as an officer of the Employer.

         "CHIEF EXECUTIVE OFFICER" means the Chief Executive Officer of the Company.

         "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time.

         "COMMON STOCK" means the common stock, par value $1.00 per share, of the Company.

         "COMMITTEE" means the Compensation Committee of the Board or any person or persons appointed by the Board to administer the Plan.

         "COMPANY" means Lyondell Chemical Company.

         "CONSTRUCTIVE TERMINATION FOR GOOD REASON" means:

         (i) the Participant is assigned to any duties or responsibilities that are not comparable to the Participant's position, offices, duties, responsibilities or status with the Employer at the time of the Change in Control, or the Participant's reporting responsibilities or titles are changed and the change results in a reduction of the Participant's responsibilities or position with the Employer;

         (ii) the level of benefits (qualified and executive) or compensation (individual base compensation and short and long-term incentive opportunity) provided to the Participant is reduced below the comparable level payable to similarly situated executives at the Employer; or

         (iii) the Participant is actually transferred, or offered a proposed transfer, as evidenced in a written communication from the Employer to the Participant, to another location other than the location at which he was primarily employed immediately preceding the Change in Control, unless that new location is a major operating unit or facility of the Employer that is located within 50 miles of the Participant's primary location as of the date immediately preceding a transfer; provided, however, (1) the Participant, within thirty (30) days from the date that he is given written notice by the Employer of such actual or proposed transfer, shall provide the Committee or the Board with written notice that the transfer shall constitute a Constructive Termination for Good Reason, (2) the Employer, within twenty (20) days of receipt of the notice, fails to provide the Participant with written notice rescinding the actual or proposed transfer and (3) if the Employer does not rescind the transfer, the Participant must terminate his employment due to Constructive Termination for Good Reason within forty (40) days following expiration of the twenty (20)-day period so that in any event the Participant shall have terminated his employment with the Employer within ninety (90) days after the Participant first receives written notice from the Employer of such actual or proposed transfer.

         "DISABILITY" means a permanent and total disability as defined in the Employer-sponsored long-term disability plan applicable to the affected Participant.

         "EFFECTIVE DATE" means March 15, 1999.

         "EMPLOYEE" means an individual employed by the Company or a Subsidiary.

         "EMPLOYER" means the Company or any Subsidiary that is the employer of a Participant.

         "GOVERNING BODY" shall mean (i) the Board if the Employer is the Company, or (ii) the applicable governing body of any other Employer.

         "LEVEL ONE" means the Chief Executive Officer and any Executive Vice President of the Company.

         "LEVEL ONE PARTICIPANT" means a Participant who is employed in a Level One position of the Company during the period relevant for determination of eligibility pursuant to Section 3.

         "LEVEL TWO" means an elected executive officer of the Company who does not serve in a capacity defined under Level One, or an elected executive officer of a Subsidiary who is designated by the Chief Executive Officer as eligible for participation.

         "LEVEL TWO PARTICIPANT" means a Participant who is employed in a Level Two position during the period relevant for determination of eligibility pursuant to Section 3.

         "LEVEL THREE" means a senior management position of the Company or any Subsidiary which is designated by the Chief Executive Officer as eligible for participation.

         "LEVEL THREE PARTICIPANT" means a Participant who is employed in a Level Three position during the period relevant for determination of eligibility pursuant to Section 3.

         "PARTICIPANT" means an Employee who is eligible for a benefit under the Plan pursuant to Section 3 as a Level One Participant, Level Two Participant, or Level Three Participant.

         "PLAN" means the Lyondell Chemical Company Executive Severance Pay Plan, as amended from time to time.

         "SUBSIDIARY" means (i) any corporation, limited liability company or similar entity of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such entity, (ii) Equistar Chemicals, LP or LYONDELL-CITGO Refining, LP so long as the Company maintains an equity ownership interest equal to at least 25% in such entities, or (iii) any other entity in which the Company has an equity ownership interest of at least 25%, so long as such entity is designated by the Committee as a Subsidiary for purposes of this Plan.

     3.  ADMINISTRATION AND ELIGIBILITY.

         (a) Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate. The Committee may, in its discretion, retain the services of an outside administrator for the purpose of performing any of its functions hereunder. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Notwithstanding the foregoing, on or before a Change in Control, the Board shall designate a successor plan administrator which shall in all events be independent of the Company and any affiliate of the Company. The successor plan administrator shall have all the powers given under the Plan to the Committee with respect to (i) determining all questions relating to Plan benefits; (ii) adopting rules and procedures to administer the Plan; and (iii) interpreting Plan provisions.

         (b) Eligibility to Participate. Individuals eligible to receive benefits under the plan are Employees who, at any time in the two (2) year period prior to a Change in Control, occupied a position classified as Level One or Level Two, and such individuals shall be Level One Participants and Level Two Participants, respectively. In addition, the Chief Executive

Officer may designate Employees in Level Two or Level Three, individually or by employee classification, as Level Two or Level Three Participants under the Plan. Any designation of an Employee as a Level 2 or Level Three Participant must be made by written notice signed by the Chief Executive Officer and delivered to the Participant with a copy sent to members of the Committee. Notwithstanding the foregoing, an Employee will not be eligible to become a Participant so long as such Employee is (i) currently eligible for a severance benefit upon termination of employment with the Company pursuant to a plan or agreement established by ARCO Chemical Company, or (ii) eligible for severance benefits from the Company or a Subsidiary under any other plan or agreement if such benefits are substantially equal to or greater than the benefits set forth in this Plan.

         (c) Eligibility for Severance Benefits. In the event that a Participant's employment is terminated, within two years following a Change in Control, (i) by the Participant within ninety (90) days following the occurrence of any event which shall constitute Constructive Termination for Good Reason, or
(ii) by the Employer for reasons other than (A) Cause, or (B) the Participants' death or Disability, then the Company will provide or cause to be provided to the Participant the rights and benefits provided in Section 4. No event which occurs on or after the date an Employer ceases to be a Subsidiary shall entitle a Participant employed by that former Subsidiary to receive any severance benefits pursuant to Section 4.

     4. SEVERANCE BENEFITS. If a Participant is eligible for a severance benefit due to a termination under circumstances described in Section 3(c), then the Company shall provide or cause to be provided to the Participant benefits as follows:

         (a) Salary and Other Payment at Termination. The Company shall pay to the Participant not later than thirty (30) days following termination a lump-sum payment in cash in the amount of:

         (i) for Level One Participants, three (3) times the Participant's Applicable Annual Earnings;

         (ii) for Level Two Participants, two (2) times the Participant's Applicable Annual Earnings; and

         (iii) for Level Three Participants, one (1) times the Participant's Applicable Annual Earnings.

         (b) Stock Options. With respect to any stock options granted to the Participant under any of the Company's incentive plans (a "Stock Option
Plan"), notwithstanding any provision of the Stock Option Plans or the Participant's associated stock option agreements, if any, to the contrary, all non-vested options shall become 100% vested and fully exercisable as of the date of the Change in Control.

         In the event the Company is the surviving entity following a Change in Control, all stock options owned by a Participant shall be freely exercisable for the remainder of their existing terms without regard to any earlier date that may be specified therein including, without limitation, an earlier expiration date specified with respect to a Participant's termination of employment.

         (c) Minimum Retirement Benefits. The Company shall cause the Participant to be fully vested in the Employer's qualified defined benefit retirement plan, the Company's Supplementary Executive Retirement Plan (or its successor), and any plan of a Subsidiary comparable to the Company's Supplementary Executive Retirement Plan, and to have satisfied the minimum age and service requirements for early retirement eligibility for purposes of determining the Participant's eligibility to commence receipt of benefits under such plans. For purposes of determining the amount of benefits payable under the Employer's qualified defined benefit plan and Supplementary Executive Retirement Plan (or its successor) or comparable Subsidiary plan, a Participant who has attained age 55 at the time benefit payments commence shall be deemed to have satisfied the early retirement eligibility requirements for benefit payment purposes, and a Participant who has not attained age 55 at the time benefit payments commence shall receive a benefit amount that is actuarially adjusted to reflect the early commencement of the benefit that would otherwise have been paid at attainment of early retirement age. Payments attributable to any early retirement benefit that would become payable under the Employer's qualified defined benefit retirement plan pursuant to this Section 4(c) shall be payable in a lump sum cash payment. In the event the Participant is covered under a Subsidiary's qualified defined benefit plan or a plan of a Subsidiary comparable to the Company's Supplementary Executive Retirement Plan, the Company will provide a lump-sum cash payment equal to the excess (if any) of the amount payable pursuant to this Section 4(c) and the present value of the amount payable under such plans of the Subsidiary. The Participant shall be eligible for coverage under the retiree medical plan of the Company (or its successor) upon termination of employment, regardless of attained age and service, with such coverage to be provided for the Participant and the Participant's dependents on the same terms and conditions, excluding eligibility requirements, as provided to other retired executives or senior managers of the Company (or its successor) in the same class or category of position as was held by the Participant prior to the Change in Control; provided, however, that the medical coverage set forth in Section 4(e) shall govern for the first twenty-four (24) months following termination to the extent more favorable to the Participant.

         (d) Executive Deferral Plan. Notwithstanding any provisions of the Company's Executive Deferral Plan (the "Deferral Plan") to the contrary, the full amount of contributions and earnings accrued or credited to a Participant's account balance under the Deferral Plan (as of the date immediately preceding the Termination) shall be immediately distributed to the Participant in a cash lump-sum payment.

         (e) Insurance and Other Benefits. For a period of twenty-four (24) months following termination, the Participant (and his or her dependents, as applicable) shall be covered at the Company's expense by the Company's life insurance, medical, dental, accident and disability plans or any successor to a plan or program in effect at termination for active employees in the same class or category as the Participant, or who would be in the same class or category if employed by the Company (hereafter individually and collectively referred to as "Welfare Plan"), subject to the terms of the Welfare Plan and to the Participant's making any required contributions thereto which contributions shall not exceed those charged to active employees in the same class or category in which the Participant was employed by the Company. In the event that the Participant is ineligible to continue to be so covered under the terms of any Welfare Plan, or in the event that Participant is eligible but the benefits applicable to the Participant (and his dependents, as applicable) are not substantially equivalent to such benefits immediately prior to termination, then, for a period of twenty-four (24) months following termination, the Company, at its expense, shall provide to the Participant (and his or dependents, as applicable) through other sources such benefits as may be necessary to make the benefits applicable to the Participant (and his or her dependents, as applicable) substantially equivalent to those in effect immediately prior to termination. Continuation coverage provided pursuant to any group health plan maintained by the Company shall be in addition to any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended ("COBRA").

         (f) Outplacement. The Company shall provide to the Participant, at its expense, reasonable outplacement assistance for a period not to exceed one
(1) year for the Participant from a professional outplacement assistance firm which is reasonably suitable to the Participant and commensurate with his position and responsibilities. In no event will the amount expended for outplacement assistance for the Participant exceed $40,000.

         (g) Certain Tax Payments. If the Participant becomes entitled to one or more payments (with a "payment" including, without limitation, an increase in pension benefits and the vesting of an option or other non-cash benefit or property) pursuant to the terms of any plan, arrangement or agreement with the Employer (the "Change in Control Payments"), which are or become subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to the Participant an additional cash amount (the "Additional Gross-up Payment") such that the net amount retained by the Participant after reduction for (i) any Excise Tax on the Change in Control Payments and (ii) any federal, state and local income or employment tax and Excise Tax payable with respect to the Additional Gross-up Payment, shall equal the Change in Control Payments. For purposes of determining the amount of the Additional Gross-up Payment, the Participant shall be deemed (i) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Additional Gross-up Payment is to be made; and (ii) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Additional Gross-up Payment is to be made. Any Additional Gross-up Payment required hereunder shall be made to the Participant at the same time any Change in Control Payment subject to the Excise Tax is paid or deemed received by the Participant. The Additional Gross-up Payment shall not be paid under this Plan if an Additional Gross-up Payment which is identical to or greater than the amount calculated in this Section 4(g) is paid under any plan, arrangement or agreement with the Employer.

         If, in connection with the examination of a Participant's tax return, the Internal Revenue Service asserts that any amount payable or benefit provided hereunder is a "parachute payment" as defined in the Code and such amount or benefit was not treated as a parachute payment in determining an Additional Gross-up Payment, the Company at its cost shall assume the defense of any controversy involving such issue and shall indemnify and hold the Participant harmless for all liabilities, costs, taxes, interest and penalties attributable to such issue and shall to the extent necessary (without duplication) increase the Additional Gross-up Payment to give effect to any additional amount or benefit determined to be a parachute payment. The Participant shall cooperate with the Company so that the Company will be able to challenge any adverse determination by the Internal Revenue Service through administrative proceedings and, if determined by the Company, through litigation.

         (h) No Duty to Mitigate. A Participant's entitlement to benefits hereunder shall not be governed by any duty to mitigate the Participant's damages by seeking further employment nor offset by any compensation which the Participant may receive from future employment.

     5.  COMPANY BENEFIT PLANS

         (a) Funding of Supplemental Executive Benefit Plans Trust. Immediately upon a Change in Control, the Company shall deposit with the trustee under the Company's Supplemental Executive Benefit Plans Trust Agreement (the "Trust") an amount which, together with the value of the assets then held under the Trust, will be sufficient to fund, and to enable the trustee to timely pay, the benefits due under the Supplementary Executive Retirement Plan, the Executive Deferral Plan and any other plans funded by the Trust, taking into consideration such factors as the person serving as the Chief Executive Officer of the Company immediately prior to the Change in Control or his designee deems relevant.

         (b) Other Benefit Plans. The specific arrangements referred to in this Plan are not intended (i) to exclude or limit a Participant's participation in other benefit plans or programs in which the Participant currently participates or may participate including, without limitation, retiree benefits, or benefits which are available to executive personnel generally in the same class or category as the Participant or, (ii) to preclude or limit other compensation or benefits as may be authorized by the Committee or the Governing Body from time to time. To the extent not otherwise paid or provided, the Company shall timely pay or provide to the Participants and/or the Participant's dependents any other amounts or benefits required to be paid or provided or which the Participant or the Participant's dependents are eligible to receive pursuant to this Plan and under any plan program, policy or practice or contract or agreement of the Company as in effect and applicable generally to executive personnel in the same class or category of a Participant.

     6. PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to pay or provide, or to cause to be paid or provided to Participants the amounts and benefits and to make the arrangements provided in this Plan shall be absolute and unconditional and shall not be affected by any circumstances (including, without limitation, any setoff, claim, counterclaim, recoupment, defense or other right, which the Employer may have against a Participant or anyone else). All amounts payable by or on behalf of the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by or on behalf of the Company shall be final and the Company and its subsidiaries or affiliates, for any reason whatsoever, shall not seek to recover all or any part of such payment from a Participant or from whomever shall be entitled thereto. In no event shall an asserted violation of any provision of this Plan constitute a basis for deferring or withholding any amount payable to, or on behalf of, a Participant under this Plan.

     7.  CONFIDENTIALITY AND COOPERATION.

         (a) Cooperation. Following termination, Participants will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning the Company, any of its Subsidiaries (other than any legal proceedings arising out of or concerning Participant's employment or Participant's termination). In connection with such cooperation, the Company will pay or reimburse Participants for reasonable expenses.

         (b) Release of Liability. Each Participant must, prior to the time that he or she is eligible to receive any payments provided for in Section 4 of this Plan, execute and deliver to the Company, on a form reasonably satisfactory to the Company and the Participant, a separate release and waiver, which, without limiting the generality of the foregoing, shall include a release and discharge of the Company, its Subsidiaries, and its and their directors, board of directors, officers, employees, owners, agents, successors and assigns from any and all suits, causes of action, demands, claims, charges, complaints, liabilities, costs, losses, damages, injuries, bonds, judgments, attorneys' fees and expenses, in any form whatsoever, in law or in equity, whether known or unknown, whether suspect or unsuspected, arising out of the Participant's employment with Company or any Subsidiary through his termination, including, without limitation, claims arising under any federal, state or local law for breach of an implied covenant of good faith and fair dealing, breach of contract, defamation, slander, negligent misrepresentation, fraud, intentional or negligent interference with business relations, and employment discrimination, including, but not limited to, claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Texas Commission on Human Rights Act, except to the extent that the Participant's rights are vested under the terms of employee benefit plans sponsored by the Employer and except with respect to such rights or claims (other than agreements herein to perform future employment-related actions) as may arise after termination.

     8. TERM OF PLAN. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until all Participants who become entitled to any payments hereunder shall have received such payments in full. The Plan shall be subject to amendment, substitution, revocation or termination by the Committee at any time prior to a Change in Control; provided, however, that no amendment, substitution, revocation or termination shall occur without the consent of the affected Participants if a third party has submitted a proposal to the Board that is reasonably calculated, in the judgment of the Committee, to effect a Change in Control. After a Change in Control, the Plan shall not be subject to amendment, substitution, revocation or termination in any respect which adversely affects the rights of a Participant without the consent of that Participant.

     9. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder (hereinafter referred to as "notices") shall be in writing and shall be deemed to have been duly given if delivered by-hand, given by facsimile or telegram, or mailed via certified or registered U.S. mail, to the party to receive such notice at such party's address set forth below; provided that either party may change its address for notice by giving to the other party written notice of such change.

          If to the Company:

          Lyondell Chemical Company
          1221 McKinney, Suite 700, Houston, TX 77010
          Attn:  Chairman of the Board of Directors

          If to a Participant:

          Last address on the books of the Employer.

         Any notice given pursuant to this Plan shall be deemed received (i) if delivered by-hand, when delivered; (ii) if sent by facsimile or telegram, 24 hours after sending; and (iii) if mailed, when delivered.

     10.  CLAIMS PROCEDURE.   If a Participant makes a written request alleging
a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Committee shall treat it as a claim for benefits. All claims for benefits under the Plan shall be sent to the Committee and must be received within 30 days after termination of employment. If the Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, he will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Committee determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 60 days thereafter submit in writing to the Committee a notice that the claimant contests the denial of his or her claim by the Committee and desires a further review. The Committee shall within 60 days thereafter review the claim and authorize the claimant or his designated representative to appear personally and review all relevant documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Committee. The Committee will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Committee determines additional time, not exceeding 60 days, is needed.

     11. ARBITRATION OF DISAGREEMENTS. Any dispute, controversy or claim arising out of or relating to the obligations under this Plan (after exhaustion of the claims procedure remedies set forth in Section 10), shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the "AAA"). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. All fees and expenses of the arbitration, including a transcript if requested, will be borne by the parties equally.

     12.  MISCELLANEOUS.

         (a) Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Participant may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance, or annuity contract governing such right, benefit or interest.

         (b) Construction of Plan. Nothing in this Plan shall be construed to amend any provision of any plan or policy of the Company or any Subsidiary except as otherwise expressly noted herein. This Plan is not, and nothing herein shall be deemed to create, a commitment of continued employment of a Participant by the Company or any Subsidiary. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Whenever the context of this Plan so requires, the masculine gender includes the feminine gender, and words used in the singular or plural will include the other. The words "herein" "hereunder" and other similar compounds of the word "here" refer to the entire Plan and not to any particular section or provision.

         (c) Successors. A Participant's rights under this Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by a Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by a Participant's legal representatives. The Company will require any successor to assume this Plan, and to agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform this Plan if no such succession had taken place. Failure of the Company to obtain such assumption and agreement shall entitle a Participant to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder with respect to Constructive Termination for Good Reason.

         This Plan shall be binding upon and inure to the benefit of the Company and any successor organization or organizations which shall success to substantially all of the business and/or assets of the Company (whether direct or indirect by means of merger, consolidation, acquisition of substantially all the assets of the of the Company, or otherwise, including by operation of law).

         (d) Taxes. Any payment or delivery required under this Plan shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like.

         (e) Governing Law. TO THE EXTENT THIS PLAN IS NOT GOVERNED BY FEDERAL LAW, THIS PLAN SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES.


                              LYONDELL CHEMICAL COMPANY